Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Raptor Pharmaceutical Corp. 2013 Employee Stock Purchase Plan of our report dated November 13, 2012, relating to the consolidated financial statements of Raptor Pharmaceutical Corp. and its subsidiaries, which appear in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for each of the two years in the period ended August 31, 2012 included in Raptor Pharmaceutical Corp.’s Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ Burr Pilger Mayer, Inc.

San Francisco, California

August 14, 2014